EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 33-65049) pertaining to the Hardinge Savings Plan,

2)	Registration Statement (Form S-8 No. 333-103985) pertaining to the Hardinge Inc. 2002 Incentive Stock Plan,

3)	Registration Statement (Form S-8 No. 333-183145) pertaining to the Hardinge Inc. 2011 Incentive Stock Plan; and

4)	Registration Statement (Form S-3 No. 333-187678) of Hardinge Inc. and the related Prospectus;

of our report dated December 8, 2014, with respect to the abbreviated financial statements of the Voumard Product Line (a component of Peter Wolters GmbH) included in the Current Report on Form 8-K/A of Hardinge, Inc. dated December 8, 2014.

/s/ Ernst & Young LLP

Buffalo, New York
December 8, 2014